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                                                                  EXHIBIT 10.11

                                    WARRANT



For good and valuable consideration receipt of which is hereby acknowledged, Maker hereby agrees as part of this Promissory Note to establish a Warrant in the name of the Creditor for the right to purchase authorized but as yet unissued common stock in the Maker. For each Unit as defined in the Confidential Private Placement Memorandum dated February 23, 1993, the "Memorandum" (being a $10,000 Promissory Note), Creditor shall receive one Warrant to purchase one thousand (1,000) shares of authorized but as yet unissued shares of common stock in Maker at a purchase price of One Dollar ($1) per share. Said shares will be issued from authorized but as yet unissued shares of common stock and will be subject to "Restrictions on Transferability" as defined in the Memorandum.

This Warrant shall be a part of this Promissory Note and shall not be severable.

This Warrant shall be exercisable at the sole decision of the Creditor at any time during the period of this Promissory Note, renewal or rerenewal thereof.

Creditor shall exercise the Warrant by giving Maker a check in the amount of One Thousand Dollars ($1,000) along with written instructions that the Warrant is being exercised.

Maker shall thereafter issue as soon as possible the share certificate in the name of the Creditor.


                                        CENTRUM INDUSTRIES, INC.


                                        By: ___________________________

                                        Title: _________________________